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                                                                     Exhibit 4.5
                               December 4, 2001



Richard E. Mitchen
12011 Bricksome Avenue
Suite D
Baton Rouge, Louisiana 70816

Dear Mr. Mitchen:

          Petrocon Engineering, Inc., a Texas corporation (the "Company"), has issued to you a Warrant (the "Existing Warrant") pursuant to the Warrant Agreement dated October 17, 1996 (the "Existing Warrant"), among Robert A. Marks, Willie E. Rigsby and the Company. The Existing Warrant grants you the right to purchase 60,000 shares (the "Existing Warrant Shares") of the common stock, $.001 par value, of the Company (the "Petrocon Common Stock") at an exercise price of $6.25 per share (the "Existing Exercise Price"). The Existing Warrant expires on October 17, 2003.

          The Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Industrial Data Systems Corporation, a Nevada corporation ("IDS"), IDS Engineering Management, LC, a Texas limited liability company and wholly-owned subsidiary of IDS ("LC"), and PEI Acquisition, Inc., a Texas corporation and a wholly-owned subsidiary of LC ("Newco"), pursuant to which the Company will merge with Newco (the "Merger"). Pursuant to the Merger, the Company will become an indirect wholly-owned subsidiary of IDS. A proxy statement and prospectus describing the proposed transaction has been sent to you by the Company.

          In connection with the Merger, you are required to exchange the Existing Warrant for a Warrant (the "Substitute Warrant") to be issued by IDS. IDS and the Company will grant this warrant by delivery of the Warrant Agreement among the Company, you and Robert A. Marks, attached hereto as Exhibit A (the "New Agreement"). Willie E. Rigsby is not a party to the New Agreement because he has surrendered his Warrants.

          The Substitute Warrant to be granted to you will permit you to purchase a number of shares (rounded to the nearest whole share) of the Common Stock, $.001 par value, of IDS (the "New Warrant Shares") equal to the number of Existing Warrant Shares multiplied by the Conversion Ratio (as hereinafter defined). The exercise price per share (rounded to the nearest whole cent) for the New Warrant Shares (the "New Exercise Price") will be equal to the Existing Exercise Price divided by the Conversion Ratio. The term "Conversion Ratio" means the number of shares of Common Stock, $.001 par value, of IDS (the "IDS Common Stock") being issued in exchange for each outstanding share of Petrocon Common Stock in connection with the Merger. The Conversion Ratio is expected to be between .88 and 1.06 shares of IDS Common Stock for each share of Petrocon Common Stock. The Substitute Warrant to be granted to you will have the same expiration date as the Existing Warrant and will be subject in all other respects to the terms of the New Agreement. The proxy statement and prospectus sent to you by
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Richard E. Mitchen
December 4, 2001
Page 2

the Company contains a more detailed description of the Conversion Ratio and the factors that will determine the final Conversion Ratio.

          For good and valuable consideration received by you, and in order to induce Petrocon and IDS to consummate the Merger Agreement, by execution of this letter agreement in the space provided below, you hereby agree that, at the effective time of the Merger, the Existing Warrant issued to you pursuant to the Existing Agreement will be automatically converted, without any further action by you, into the Substitute Warrant and the Existing Warrant shall thereafter be of no further force and effect. At or after the effective time of the Merger you agree to surrender the Existing Warrant in exchange for the Substitute Warrant and to execute the New Agreement. However, your failure to do so shall not affect the conversion of the Existing Warrant into the Substitute Warrant described above.

                                         Very truly yours,

                                         PETROCON ENGINEERING, INC.


                                         By:___________________________________
                                              Michael L. Burrow, President


                                         INDUSTRIAL DATA SYSTEMS CORPORATION


                                         By:___________________________________
                                              William A. Coskey, President


ACCEPTED AND AGREED TO
as of the date first above written.


____________________________________________
Richard E. Mitchen


cc:  William C. Rowe